UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2007

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8100 SouthPark Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other events.

Award of Purchase Orders for Engineering Release on Activated Carbon Injection Systems

On August 15, 2007, we received three (3) separate purchase orders to supply engineering, design and initial fabrication work for six (6) activated carbon injection (“ACI”) systems for mercury control at three (3) separate power plants. These purchase orders resulted from our submission of a formal bid for the supply of ACI systems in response to a fleet-wide RFQ from a major electric utility generator for as many as thirteen (13) mercury control systems on March 23, 2007. For all thirteen of these systems, our bid was approximately $11.7 million, plus freight costs, and we were awarded these purchase orders following completion of a competitive bid and formal negotiation process. The aggregate amount receivable by us under these initial purchase orders is approximately $600,000.

These purchase orders cover services and materials for 10% of the full contract price for these six ACI systems, and set forth the terms and conditions under which we will continue design and fabrication work on the six ACI systems, pending completion of the conformed specifications for the complete systems, which are being prepared by the utility’s engineering firm. This contracting process is used by the utility to meet an aggressive delivery schedule imposed on these initial systems, which will require delivery of system components to begin in the second quarter of 2008, with final delivery in December of that year. We expect to receive purchase orders for the full value of the contracts as a revision to the current purchase orders upon completion of the conformed specifications, which we expect will occur in the next 3-4 weeks. The total contract price for the six complete ACI systems for which we have received these initial purchase orders would be approximately $6.1 million plus freight and applicable taxes, assuming we are awarded the expected purchase orders for the complete systems.

Decisions on the balance of the additional seven (7) ACI systems, which are not covered under these purchase orders, are expected to occur in two phases. Exercise of priced options on the first four (4) units are expected to occur in late fall of 2007, with a decision on the final three (3) systems expected in the first quarter of 2008. If awarded these outstanding options, delivery on these additional systems would likely start in late 2008 and be completed by the second quarter of 2009.

While we expect to receive additional purchase orders for the six complete ACI systems, there is no guarantee that the utility will issue those purchase orders to us, or for any additional ACI systems. The utility retains the right to cancel the current purchase orders at any time upon written notice. Unless cancellation is for cause under the contracts, the utility would be responsible for paying us all costs incurred in performing the work to the date of termination, plus a reasonable allocation of our overhead and general and administrative costs apportionable to the contracts, plus a reasonable profit that we would have earned to the date of termination, but in no event more than the contract price.

Cautionary Advice Regarding Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which provide a “safe harbor” for such statements in certain circumstances. Such statements are prefaced by words such as “anticipates,” “believes,” “hopes,” “expects,” “intends” and “plans,” the negative expressions of such words, or words of similar meaning. The forward-looking statements contained in this release include: our expectations concerning the award of additional purchase orders to us for the six complete ACI systems described in the report, our ability to timely complete our obligations under the issued purchase orders and those we expect to be issued for the six complete systems described in the report, our ability to surmount any technical obstacles in the design and fabrication of the six ACI systems, and our ability to muster adequate resources for the task. Such statements involve significant risks and uncertainties, which could cause actual events or results to differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, the decision by the utility not to award the additional purchase orders to us for the six systems described in this report, changes in laws or regulations, results of demonstrations of our, and others’ licensed technologies, operational difficulties, availability of skilled personnel, and other factors we discuss in greater detail in our other filings with the U.S. Securities and Exchange Commission. The forward looking statements contained in this report are presented as of the date hereof, and we disclaim any duty to update such statements unless required by law to do so. Investors are cautioned not to place undue reliance on the forward-looking statements and to examine later information we disclose in filings with the United States Securities and Exchange Commission or by other publicly available means, such as press releases, before making any investment decisions concerning our securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADA-ES, Inc.
Registrant

Date: August 22, 2007
/s/ Mark H. McKinnies
Mark H. McKinnies
Senior VP & Chief Financial Officer